Exhibit 99.1
January 31, 2006

John S. Chen
Chairman, CEO, and President
Sybase, Inc.
One Sybase Drive
Dublin, CA 94568

Dear John:
This is to inform you of your 2006 Executive Compensation as recommended by the Sybase, Inc. Compensation Committee and approved by the Board of Directors. The cash component of your new compensation is retroactive to January 1, 2006.
1.	Cash Compensation
•	Annual base salary: $990,000 (paid semi-monthly at $41,250.00)

•	Incentive Bonus Plan target: $1,250,000 (55.80% of your TTE)

•	Total target earnings (TTE): $2,240,000
Your incentive bonus target will be based on Sybase, Inc. overall company performance as follows:
•	50% on Sybase revenue of $879 M

•	50% on Sybase profit before taxes (PBT) of $194.30 M
Payment of annual incentive bonus will be based on following:
a)	Sybase revenue:
•	70% at 93% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

•	Not to exceed 400% of target bonus
b)	Sybase PBT
•	80% at 80% of target performance

•	100% at 100%

•	3 for 1 after 100% (e.g. 130% at 110%)

•	Not to exceed 300% of target bonus

John Chen
January 31, 2006

2.	Long-Term Incentives:
a)	Sybase Performance-based Restricted Stock: (Attachment A)
•	103,000 shares (3-year performance vest)
b)	Sybase Restricted Stock:
•	41,000 shares (3-year cliff vest grant)
c)	Time Vested Stock Appreciation Rights (SARs) to be settled in Sybase Stock per attached information: (Attachment B)
•	229,000 stock appreciation rights (4-year service vest)
On behalf of the Board of Directors and our shareholders, let me take this opportunity to thank you for your continued strong leadership and contributions to Sybase, Inc.
Sincerely,
/s/ Richard C. Alberding
Richard C. Alberding
Compensation Committee Chairman
Sybase, Inc. Board of Directors

cc:	Nita White-Ivy HR File